EXHIBIT 99.1

Community West Bancshares Reports First Quarter Results, Highlighted by Continued Net Interest Margin Expansion

GOLETA, Calif., April 20, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today reported net income of $51,000 in the first quarter of 2010, compared to a net loss of $6.7 million in the first quarter of 2009. The loan loss provision in the quarter was $3.1 million compared to $12.6 million in the first quarter a year ago.

"Our underlying business performance for the quarter was strong and reflects overall operating improvements compared to the first quarter a year ago," stated Lynda J. Nahra, President and Chief Executive Officer. "Substantial core deposit growth and continued changes in the mix of our funding over the past several quarters resulted in a significant expansion of our net interest margin during the quarter, which increased by 30 basis points to 4.48% compared to the prior quarter and 92 basis points compared to the first quarter of 2009. The ongoing margin improvement, along with cost reductions implemented at the beginning of 2009, continued to enhance our positive operating earnings. We continued to operate in a challenging lending environment and, while we are encouraged with the progress we are making, we are taking every opportunity to further strengthen our credit quality."

First Quarter 2010 Highlights

  Net interest margin improved 30 basis points to 4.48% compared to 4Q09, and improved 92 basis points compared to 1Q09.
  Total deposits increased by 11.4% compared to a year ago with core deposits up 116%.
  The efficiency ratio improved to 61.1% from 63.4% in 4Q09 and 83.8% in 1Q09.
  Nonperforming loans totaled $17.7 million, or 2.93% of total loans.
  Allowance for loan losses increased to 2.84% of total loans held for investment compared to 2.67% of total loans held for investment in the previous quarter.

"We are pleased with the improvement in our operational results compared to the year ago quarter," said Nahra. "We expect to return to a more normalized level of profitability as we move through this credit cycle."  In the first quarter of 2010, including the $262,000 preferred stock dividend, the net loss applicable to common stockholders was $211,000, or $0.04 per diluted share, compared to a net loss applicable to common stockholders of $7.0 million, or $1.18 per diluted share, in the first quarter a year ago.

Credit Quality

"The economy continues to impact the loan portfolio," said Nahra. "As a result, the provision for loan losses, while less than the same quarter a year ago, remained high in the first quarter of the year, reflecting significant, though moderating, levels of non-performing loans and net charge-offs."

Nonperforming loans increased $1.5 million during the quarter to $17.7 million, or 2.93% of total loans at March 31, 2010, compared to $16.2 million or 2.62% of total loans three months earlier and $8.7 million, or 1.45% of total loans a year ago. Real estate owned and repossessed assets totaled $3.7 million at March 31, 2010 compared to $1.8 million at December 31, 2009 and $3.0 million a year ago.

Of the $17.7 million in total nonperforming loans, $8.3 million or 47.2% were real estate loans, $5.8 million or 32.7% were SBA loans, $1.2 million or 7.0% were manufactured housing loans, $2.2 million or 12.3% were commercial loans and $148,000 or 0.8% were other installment loans.

Community West's loan loss provision was $3.1 million in the first quarter of 2010 compared to $2.8 million in the preceding quarter and $12.6 million in the first quarter a year ago.  The allowance for loan losses totaled $14.4 million at quarter-end, equal to 2.84% of total loans held for investment, compared to 2.67% at December 31, 2009 and 2.69% at March 31, 2009.

Net charge-offs were $2.4 million in the first quarter and $2.3 million for the preceding quarter. In the first quarter a year ago, net charge-offs totaled $6.5 million.

Balance Sheet

"While total loan balances increased slightly from a year ago they have declined compared to the previous quarter as demand for commercial and SBA loans have been modest," said Charles G. Baltuskonis, EVP and Chief Financial Officer. Net loans were $588.5 million at March 31, 2010 compared to $603.4 million at December 31, 2009 and $585.7 million a year ago.

Real estate loans outstanding increased 6.3% to $190.7 million at March 31, 2010, compared to $179.4 million a year ago. Real estate loans comprise 31.6% of the total loan portfolio, compared to 29.9% a year earlier. Manufactured housing loans increased 3.3% from year ago levels to $197.3 million and represent 32.7% of total loans.  Commercial loans were down 20.5% compared to a year ago and now represent 9.6% of the total loan portfolio and SBA loans decreased 1.8% from a year ago and now represent 22.6% of the total loan portfolio.  Other installment loans increased 19.5% from year ago levels and now represent 3.5% of the total loan portfolio.

Assets totaled $677.7 million at March 31, 2010, compared to $669.8 million a year earlier. Total deposits increased 11.4% to $540.1 million at March 31, 2010 compared to $485.0 million a year earlier.  Non-interest-bearing accounts were $39.6 million at the end of the first quarter compared to $34.4 million a year ago. Interest-bearing accounts nearly tripled to $221.1 million compared to $78.6 million a year ago.  Core deposits, defined as non-interest-bearing, interest-bearing and savings accounts, more than doubled to $280.9 million at quarter-end, compared to $130.1 million a year earlier while certificates of deposit decreased 27.0% over the same period to $259.2 million, compared to $354.9 million a year earlier.

"Our deposit franchise had another strong quarter and has allowed us to substantially lower our cost of deposits and funding," said Baltuskonis.  Stockholders' equity was $60.2 million at March 31, 2010, compared to $59.8 million a year earlier. Book value per common share was $7.70 at March 31, 2010 compared to $7.68 a year ago.

Income Statement Review

"Our net interest margin, which improved 92 basis points from the first quarter a year ago, was driven by a continued decline in funding costs and our success in building core deposits," said Baltuskonis. Net interest income in the first quarter of 2010 increased 26.6% to $7.3 million compared to $5.8 million in the first quarter of 2009.  Non-interest income was $839,000 in the first quarter, compared to $1.2 million in the first quarter a year ago.

Non-interest expenses were $5.0 million in the first quarter of 2010, compared to $5.8 million in the first quarter of 2009. "We have made progress in improving core operating efficiency as manageable operating expenses have reduced steadily over the past year. However, we anticipate collection costs and charges related to problem assets to remain higher than normal for some time," said Baltuskonis.

The efficiency ratio improved to 61.1 % in the first quarter of 2010 from 63.4% in the prior quarter and 83.8% in the first quarter a year ago, reflecting ongoing efforts to improve operations and control costs.

Capital Management

Community West Bancshares continues to meet the well capitalized thresholds for regulatory purposes with a Total risk-based capital ratio of 12.40%, Tier 1 risk-based capital ratio of 11.13% and Tier 1 leverage ratio of 8.78% at March 31, 2010.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Interest income	$ 9,942	$ 10,108	$ 10,217
Interest expense	2,647	3,058	4,454
Net interest income	7,295	7,050	5,763
Provision for loan losses	3,074	2,788	12,555
Net interest income (loss) after provision for loan losses	4,221	4,262	(6,792)
Non-interest income	839	1,029	1,168
Non-interest expenses	4,971	5,124	5,807

Income (loss) before income taxes	89	167	(11,431)
Provision (benefit) for income taxes	38	70	(4,702)

NET INCOME (LOSS)	$ 51	$ 97	$ (6,729)

Preferred stock dividends	262	262	261

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$ (211)	$ (165)	$ (6,990)

Loss per common share:
Basic	$ (0.04)	$ (0.03)	$ (1.18)
Diluted	(0.04)	(0.03)	(1.18)

Weighted average shares:
Basic	5,915	5,915	5,915
Diluted	5,915	5,915	5,915

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2010	2009	2009

Cash and cash equivalents	$ 14,812	$ 5,511	$ 12,820
Interest-earning deposits in other financial institutions	475	640	591
Investment securities	37,745	40,348	39,241
Loans:
Commercial	57,795	61,810	72,739
Real estate	190,724	202,400	179,370
SBA	136,048	139,118	138,575
Manufactured housing	197,267	195,656	190,860
Other installment	21,057	18,189	17,619
Total loans	602,891	617,173	599,163

Loans, net
Held for sale	95,976	102,574	99,581
Held for investment	506,915	514,599	499,582
Less: Allowance	(14,409)	(13,733)	(13,414)
Net held for investment	492,506	500,866	486,168
NET LOANS	588,482	603,440	585,749

Other assets	36,152	34,277	31,407

TOTAL ASSETS	$677,666	$684,216	$669,808

Deposits
Non-interest-bearing	$ 39,566	$ 37,703	$ 34,354
Interest-bearing	221,116	191,905	78,596
Savings	20,181	16,396	17,142
CDs over 100K	179,803	173,594	178,331
CDs under 100K	79,433	111,794	176,592
Total Deposits	540,099	531,392	485,015
FHLB and FRB advances	74,000	89,000	120,000
Other liabilities	3,385	3,517	5,015
TOTAL LIABILITIES	617,484	623,909	610,030

Stockholders' equity	60,182	60,307	59,778

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$677,666	$684,216	$669,808

Shares outstanding	5,915	5,915	5,915

Book value per common share	$ 7.70	$ 7.74	$ 7.68

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Return on average common equity	0.44%	0.83%	-51.78%
Return on average assets	0.03%	0.06%	-4.00%
Efficiency ratio	61.11%	63.42%	83.78%
Net interest margin	4.48%	4.18%	3.56%

	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Average assets	$682,062	$681,201	$672,740
Average earning assets	660,939	669,248	656,178
Average total loans	610,137	611,512	599,574
Average deposits	535,137	531,453	484,930
Average equity (including preferred stock)	61,009	61,187	66,305
Average common equity (excluding preferred stock)	46,439	46,683	51,984

EQUITY ANALYSIS	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Total equity	$ 60,182	$ 60,307	$ 59,778
Less: senior preferred stock	14,607	14,540	14,340
Total common equity	$ 45,575	$ 45,767	$ 45,438

Common stock outstanding	5,915	5,915	5,915
Book value per common share	$ 7.70	$ 7.74	$ 7.68

ASSET QUALITY	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Nonperforming loans (NPLs)	$ 17,655	$ 16,177	$ 8,714
Nonperforming loans/total loans	2.93%	2.62%	1.45%
REO and repossessed assets	$ 3,700	$ 1,822	$ 3,042
Less: SBA-guaranteed amounts	$ 1,196	$ 181	$ 233
Net REO and repossessed assets	$ 2,504	$ 1,641	$ 2,809

Nonperforming assets, net	$ 20,159	$ 17,818	$ 11,523
Nonperforming assets/total assets	2.97%	2.60%	1.72%
Net loan charge-offs in the quarter	$ 2,398	$ 2,329	$ 6,482
Net charge-offs in the quarter/total loans	0.40%	0.38%	1.08%

Allowance for loan losses	$ 14,409	$ 13,733	$ 13,414
Plus: Allowance for undisbursed loan commitments	370	501	401
Total allowance for credit losses	$ 14,779	$ 14,234	$ 13,815
Total allowance for loan losses/total loans held for investment	2.84%	2.67%	2.69%
Total allowance for loan losses/nonperforming loans	82%	85%	154%

Tier 1 leverage ratio	8.78%	8.81%	8.86%
Tier 1 risk-based capital ratio	11.13%	10.93%	11.13%
Total risk-based capital ratio	12.40%	12.20%	12.40%

	Quarter Ended
INTEREST SPREAD ANALYSIS	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Yield on interest-bearing deposits	1.69%	1.92%	3.03%
Yield on total loans	6.34%	6.29%	6.60%
Yield on investments	3.54%	3.37%	4.09%
Yield on earning assets	6.10%	5.99%	6.31%

Cost of deposits	1.56%	1.77%	2.81%
Cost of FHLB advances	3.19%	3.65%	4.28%
Cost of Federal Reserve borrowings	0.50%	0.50%	0.50%
Cost of interest-bearing liabilities	1.85%	2.10%	3.18%
CONTACT:  Community West Bancshares
          Charles G. Baltuskonis, EVP & CFO
          805.692.5281
          www.communitywestbank.com